UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2017
CIDARA THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36912	46-1537286
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6310 Nancy Ridge Drive, Suite 101
San Diego, California 92121
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (858) 752-6170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On March 30, 2017, Cidara Therapeutics, Inc. (Cidara) entered into a Cost Reimbursement Research Subaward Agreement (Subaward Agreement) with the Trustees of Boston University (BU). Under the Subaward Agreement, Cidara is a subawardee under the Combating Antibiotic Resistant Bacteria Accelerator (CARB-X) program. The subaward supports development of Cidara’s CD201 product candidate.
CARB-X is a public-private partnership focused on antibacterials, created by the U.S. Department of Health and Human Services (HHS), Biomedical Advanced Research and Development Authority (BARDA), and National Institute of Allergy and Infectious Diseases (NIAID). CARB-X is funded by BARDA and the London-based Wellcome Trust, a global charitable foundation (Wellcome), and administered by the Boston University School of Law.
Under the Subaward Agreement, during an initial phase that began April 1, 2017 and ends upon acceptance by the U.S. Food and Drug Administration (FDA) of an initial new drug application (IND) for CD201, CARB-X will reimburse up to $3.9 million of specified development expenses. Once all of the milestones in such initial phase have been met, the CARB-X Joint Oversight Committee will evaluate the progress made in such initial phase and determine whether to exercise its option to fund a second stage. During the second stage, CARB-X would reimburse up to $3.0 million of specified development expenses through a Phase 1 clinical trial of CD201. Such second stage would be subject to a new subaward agreement.
The Subaward Agreement requires Cidara to comply with rules and regulations relating to awards of federal grants and agreements, including but not limited to those found at 2 C.F.R. Part 200, 45 C.F.R. Part 75, 48 C.F.R. Part 31, and Parts I and II of the HHS Grants Policy Statement, as applicable, as well as Wellcome’s policies on research involving animals. In addition, the Subaward Agreement requires Cidara to provide monthly, annual and ad hoc technical, financial and intellectual property-related reports to CARB-X during the pendency of the project.
Under the Subaward Agreement, Cidara is required to develop a plan for stewardship of and access to CD201, which plan will be updated periodically and made publicly available on the CARB-X website.
In addition to Federal march-in rights relating to the intellectual property rights underlying the CD201 project, and subject to such march-in rights, if Cidara has not exploited or further developed such intellectual property rights by the date that is five years after the end of the activities funded by CARB-X under the Subaward Agreement in any country, Wellcome will have the option to take responsibility for the exclusive commercialization and exploitation of such intellectual property rights in such country. In such event, such intellectual property rights relating to such country will be assigned to Wellcome, and Wellcome will share revenues and equity holdings relating to such exploitation with Cidara on a 50/50 basis, net of Wellcome’s related costs. In the event Cidara licenses such intellectual property rights to a third party prior to the exercise of such option rights by Wellcome, such option rights shall terminate, provided that the third party license agreement contains a requirement for the licensee to use diligent efforts to exploit such intellectual property rights, with a reversion right to Cidara in the event of a violation of such diligence requirement, and provided that Wellcome has approved such third party license agreement in writing.
BU may terminate the Subaward Agreement upon 30 days’ notice to Cidara. In addition, BU may terminate the Subaward Agreement if BARDA terminates BU’s CARB-X award agreement. Cidara may terminate the Agreement by discontinuing the CD201 program activities that are subject to reimbursement under the Subaward Agreement.
The foregoing description of the Subaward Agreement is subject to, and qualified in its entirety by reference to, the full text of the Subaward Agreement, which Cidara expects to file with its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, requesting confidential treatment for certain portions contained therein.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2017	CIDARA THERAPEUTICS, INC.
By: /s/ Jeffrey L. Stein, Ph.D. Name: Jeffrey L. Stein, Ph.D. Title: President and Chief Executive Officer

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